Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
File No. 333-115029

INTERNET COMMERCE CORPORATION

Shares of Class A Common Stock

and

Warrants to Purchase Shares of Class A Common Stock

This prospectus supplements the prospectus (the “Prospectus”), contained in our Form S-3, dated April 30, 2004, as amended, relating to the resale of securities issued in the private placement, dated April 20, 2004, including, the resale by the selling stockholders of 2,831,707 shares of class A common stock and the resale by the selling stockholders of up to 1,132,677 shares of class A common stock issuable upon exercise of the warrants granted.  The terms of the class A common stock and the warrants are set forth in the Prospectus.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

SELLING STOCKHOLDERS

The table below supplements the table of selling stockholders contained in the “Selling Stockholders” section of the Prospectus.  Where the name of a selling stockholder identified in the table below also appears in a table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information set forth in the Prospectus.

The following table is based solely on information provided by the selling stockholder.  This information represents the most current information provided to us by the selling stockholder.  The table below and the tables in the Prospectus may not reflect the exact number of number of shares of our common stock beneficially owned by the selling stockholders identified in the table because, since the date on which they provided the information regarding their ownership of those securities in the table, those stockholders may have acquired additional shares of common stock or shares of common stock issuable upon exercise of the warrants or those stockholders may have sold, transferred or otherwise disposed of all or a portion of those securities.  However, no selling stockholder may use the Prospectus, as supplemented by this prospectus supplement, to offer or sell an aggregate number of shares of common stock or a number of shares of common stock issuable upon exercise of the warrants that exceeds the amount or number indicated with respect to that stockholder in the table below.

	Number of Shares of Class A Common Stock Beneficially Owned Before		Number of Shares of Class A Common Stock	Class A Common Stock Beneficially Owned After Offering (2)
Selling Stockholder	Offering (1)		Offered (1)	Number	Percent*
Crestview Capital Master, LLC (3)	24,221	(4)	24,221	0	*

 *     Constitutes less than 1%.

(1)          Includes shares of common stock issuable upon exercise of the warrants issued in the private placement.

(2)          Assumes that all shares of class A common stock covered by the Prospectus are sold in the offering.

(3)          Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM.  CCP disclaims beneficial ownership of these securities.  The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities.  Mr. Flink is an affiliate of a broker-dealer, and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(4)          In July 2007, CCM purchased from Duncan Capital Group LLC warrants to purchase 24,221 shares of class A common stock of Internet Commerce Corporation, and accordingly the number of shares saleable by Duncan Capital Group LLC by means of the Prospectus is reduced by 24,221.

Selling stockholders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.  In addition, selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, if such selling stockholder (i) did not acquire its common stock, warrants or underlying common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the common stock, warrants or underlying common stock.

The securities offered hereby involve significant risks and uncertainties.  These risks are described under the caption “Risk Factors” beginning on page 5 of the Prospectus.  You should consider these Risk Factors before purchasing these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 7, 2007.